Exhibit 99.1

IDT Chief Financial Officer Alan Krock Announces Plans to Leave IDT

SANTA CLARA, Calif., October 1, 2002 - IDT (Integrated Device Technology, Inc.; Nasdaq: IDTI), a leading communications IC company, today announced that Vice President and Chief Financial Officer Alan F. Krock will resign from his position during Q3FY03.  Krock will remain with IDT until the announcement of the Company’s Q2FY03 financial results and the certification of Q2FY03 financials, at which point he will transition his responsibilities to Vice President of Human Resources and Administration Jerry Fielder, who will serve as the interim CFO.  Krock, 41, will join PMC-Sierra, Inc. in a similar position.

“While this was a difficult decision, I am pleased to be leaving IDT in good financial shape with a strong balance sheet,” said Krock.  “I will continue in my role as CFO to close and certify the financials for IDT’s quarter ending September 29, 2002 and to ensure the successful transition of my responsibilities.”

“Alan has been very effective in his role as CFO and has helped increase IDT’s visibility with the financial community,” said Greg Lang, IDT’s president and CEO-elect.  “We wish him continued success as he pursues new career opportunities, and we’re confident that Jerry Fielder is well-suited to fulfill this role during the interim.”

Fielder has more than 20 years of experience in various financial roles.  Prior to joining IDT in 1999, he served as the chief financial officer at Rohm Corporation for eight years.  Prior to Rohm, he was a senior manager with Price Waterhouse, now PricewaterhouseCoopers.

About IDT

IDT enhances the global network with semiconductor solutions for communications companies that lead innovation and drive convergence in voice, data and wireless networks.  IDT is focused on enhancing system bandwidth with communications-specific products including integrated communications processors, IP co-processors and telecom products.  The portfolio is also comprised of key support products optimized for communications applications, including the industry’s broadest selection of FIFOs, multi-ports, and clock management products.  In addition, the product mix includes high-performance digital logic and high-speed SRAMs to meet the requirements of leading communications companies.

Headquartered in Santa Clara, Calif., the Company employs approximately 3,500 people worldwide and has a wafer manufacturing facility in Oregon, and test and assembly facilities in the Philippines and Malaysia.

Forward-looking statements in this release involve a number of risks and uncertainties including, but not limited to, product demand, manufacturing capacity and costs, competition, pricing, patent and other intellectual property rights of third parties, timely development and supply of new products and manufacturing processes, availability of capital, cash flow and other risk factors detailed in the Company’s Securities and Exchange Commission filings.  Actual results may differ materially from the Company’s projections.